Exhibit (d)(2)
FINISAR CORPORATION
STOCK OPTION AGREEMENT
     Finisar Corporation has granted to the individual (the “Optionee”) named in the Notice of Grant of Stock Options (the “Notice”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of Stock upon the terms and conditions set forth in the Notice and this Option Agreement. The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Finisar Corporation 2005 Stock Incentive Plan (the “Plan”), as amended, the provisions of which are incorporated herein by reference. By signing the Notice, the Optionee: (a) represents that the Optionee has received copies of and has read and is familiar with the terms and conditions of the Notice, the Plan, this Option Agreement and the Plan Summary and Prospectus, (b) accepts the Option subject to all of the terms and conditions of the Notice and this Option Agreement and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Notice, the Plan or this Option Agreement.
1.	Definitions and Construction.
                              1.1 Definitions. Whenever used herein, capitalized terms shall have the meanings assigned to such terms in the Notice or as set forth below:
                                             (a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).
                                             (b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
                                             (c) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
                                             (d) “Company” means Finisar Corporation, a Delaware corporation, or any successor corporation thereto.
                                             (e) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

                                             (f) “Date of Option Grant” means the effective date of grant of the Option as set forth in the Notice.
                                             (g) “Director” means a member of the Board or of the board of directors of any other Participating Company.
                                             (h) “Disability” means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Participating Company Group because of the sickness or injury of the Optionee.
                                             (i) “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company and, if the Notice designates this Option as an Incentive Stock Option, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.
                                             (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
                                             (k) “Exercise Price” means the purchase price per share of Stock as set forth in the Notice and as adjusted from time to time pursuant to Section 9.
                                             (l) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
                                                            (i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.
                                                            (ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

                                             (m) “Number of Option Shares” means the total number of shares of Stock subject to the Option as set forth in the Notice and as adjusted from time to time pursuant to Section 9.
                                             (n) “Option Expiration Date” means the date listed under the heading “Expiration” in the Notice.
                                             (o) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
                                             (p) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.
                                             (q) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.
                                             (r) “Permanent Disability” means the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.
                                             (s) “Securities Act” means the Securities Act of 1933, as amended.
                                             (t) “Service” means the Optionee’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. The Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee’s Service. Furthermore, the Optionee’s Service with the Participating Company Group shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that the Option, if designated as an Incentive in the Stock Option in the Notice, shall automatically convert into a Nonstatutory Stock Option (that is, an option not intended to be an Incentive Stock Option within the meaning of Section 422(b) of the Code) upon the later of (x) the first date on which the period of such leave exceeds six (6)-months or, if applicable, (ii) the end of the three (3)-month period measured from the first date the Optionee is no longer provided with reemployment rights by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining the Optionee’s Vested Shares. The Optionee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Optionee’s Service has terminated and the effective date of such termination.

                                             (u) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 9.
                                             (v) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
                                             (w) “Vested Shares” mean, on any relevant date, that portion of the Number of Option Shares which has vested in accordance with vesting schedule set forth in the Notice. Provided that the Optionee’s Service has not terminated prior to the relevant date, that number of shares set forth in the Notice opposite each respective “Full Vest” date shall become Vested Shares on such date.
                              1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.	Tax Status of Option.
                              This Option is intended to have the tax status designated in the Notice.
                                             (a) Incentive Stock Option. If the Notice so designates, this Option is intended to be an Incentive Stock Option within the meaning of Section 422(b) of the Code, but the Company does not represent or warrant that this Option qualifies as such. The Optionee should consult with the Optionee’s own tax advisor regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.
                                             (b) Nonstatutory Stock Option. If the Notice so designates, this Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.
3.	Administration.
                              All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.
4.	Exercise of the Option.
                              4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares.
                              4.2 Method of Exercise. Exercise of the Option shall be by notice given in the form authorized by the Company (whether written or electronic) or compliance with such procedures as the Company may establish for notifying the Company of the exercise of the Option prior to the termination of the Option as set forth in Section 6, and, except to the extent the Cashless Exercise Procedure is utilized, accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. If exercise of the Option is by written notice, such notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group. If the Option is being exercised by a person or persons other than the Optionee, the Company must be furnished with appropriate documentation that the person or persons exercising the Option have the right to exercise the Option.
                              4.3 Payment of Exercise Price.
                                      (a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check, or cash equivalent; (ii) by tender to the Company, or attestation to the ownership, of whole shares of Stock owned by the Optionee having a Fair Market Value not less than the aggregate Exercise Price; (iii) by means of a Cashless Exercise, as defined in Section 4.3(b); or (iv) by any combination of the foregoing.
                                      (b) Limitations on Forms of Consideration.
                                                            (i) Tender of Stock. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. The Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
                                                            (ii) Cashless Exercise. A “Cashless Exercise” means the delivery of irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the

Company’s sole and absolute discretion, to decline to approve or terminate any such program or procedure.
                              4.4 Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company Group have been satisfied by the Optionee.
                              4.5 Stock Issuance. As soon as practical after the exercise date, the Company shall send to or on behalf of the Optionee (or any other person exercising this Option) a certificate for the purchased shares of stock (with the appropriate legends affixed thereto), or the Company may deposit the shares electronically into an account for the Optionee at a Company-designated brokerage firm.
                              4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
                              4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5.	Nontransferability of the Option.
                              The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.
6.	Termination of the Option .
                              The Option shall terminate and may no longer be exercised after the first to occur of (a) the Option Expiration Date, (b) the last date for exercising the Option following termination of the Optionee’s Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.
7.	Effect of Termination of Service.
                              7.1 Option Exercisability.
                                             (a) Disability. If the Optionee’s Service terminates because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.
                                             NOTE: Exercise of this Option on a date later than three (3) months following termination of Service due to Disability will result in loss of favorable Incentive Stock Option treatment, unless such Disability constitutes Permanent Disability. In the event that Incentive Stock Option treatment is not available, this Option will be taxed as a Nonstatutory Stock Option upon exercise.
                                             (b) Death. If the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within thirty (30) days after the Optionee’s termination of Service.
                                             (c) Termination After Change in Control. If the Optionee’s Service ceases as a result of Termination After Change in Control (as defined below), (i) the Option shall become immediately vested and exercisable in full as of the date on which the Optionee’s Service terminated, and (ii) the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of six (6) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.
                                             (d) Other Termination of Service. If the Optionee’s Service terminates for any reason, except Disability, death or Termination After Change in Control, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of sixty (60) days (or such other longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.
                                             (e) Termination of Option. No additional shares of Stock shall vest, whether pursuant to the normal vesting schedule specified in the Notice or the special vesting acceleration provisions of Section 7.1(c) or Section 8.2, following the Optionee’s termination of Service, except to the extent (if any) specifically authorized by the Board pursuant to an express written agreement with the Optionee. Upon the expiration of such limited exercise period or (if earlier) upon the Option Expiration Date, this Option shall terminate and cease to be outstanding for any vested shares of Stock for which the Option has not been exercised.
                              7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
                              7.3 Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 7.1 of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of Service, or (iii) the Option Expiration Date.

                              7.4 Certain Definitions.
                                             (a) “Termination After Change in Control” shall mean either of the following events occurring upon or within twelve (12) months after a Change in Control:
                                                            (i) termination by the Participating Company Group of the Optionee’s Service for any reason other than for Cause (as defined below); or
                                                            (ii) the Optionee’s resignation for Good Reason (as defined below) from all capacities in which the Optionee is then rendering Service within a reasonable period of time following the event constituting Good Reason.
Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Optionee’s Service with the Participating Company Group which (1) is for Cause (as defined below); (2) is a result of the Optionee’s death or disability; (3) is a result of the Optionee’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.
                                             (b) “Cause” shall mean any of the following: (i) the Optionee’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Optionee’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Optionee which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee’s ability to perform his or her duties with a Participating Company.
                                             (c) “Good Reason” shall mean any one or more of the following:
                                                            (i) without the Optionee’s express written consent, the assignment to the Optionee of any duties, or any limitation of the Optionee’s responsibilities, substantially inconsistent with the Optionee’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;
                                                            (ii) without the Optionee’s express written consent, the relocation of the principal place of the Optionee’s Service to a location that is more than fifty (50) miles from the Optionee’s principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Optionee than such travel requirements existing immediately prior to the date of the Change in Control;
                                                            (iii) any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Optionee’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Optionee’s), or (2) the Optionee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee); or
                                                            (iv) any failure by the Participating Company Group to (1) continue to provide the Optionee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Optionee, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Optionee was participating immediately prior to the date of the Change in Control, or their equivalent, or (2) provide the Optionee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Optionee.
8.	Change in Control.
                              8.1 Definitions.
                                             (a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
                                             (b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 8.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which, as a result of the Transaction, own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
                              8.2 Effect of Change in Control on Option. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Optionee, either assume the Company’s rights and obligations under the Option or substitute for the Option a substantially equivalent option for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume the Company’s rights and obligations under the Option or substitute for the Option in connection with the Change in Control, and provided that the Optionee’s Service has not terminated prior to such date, any unexercised portion of the Option shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Change in Control. Any exercise of the Option that was permissible solely by reason of this Section 8.2 shall be conditioned upon the consummation of the Change in Control. The Option shall terminate and cease to be outstanding effective as of the date of the Change in Control to the extent that the Option is neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of the Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Option Agreement except as otherwise provided herein. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the Option immediately prior to an Ownership Change Event described in Section 8.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the Option shall not terminate unless the Board otherwise provides in its discretion.
9.	Adjustments for Changes in Capital Structure.
                              In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number, Exercise Price and class of shares of stock subject to the Option. If a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the Number of Option Shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 9 shall be rounded down to the nearest whole number, and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 9 shall be final, binding and conclusive.

10.	Rights as a Stockholder, Employee or Consultant.
                              The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate for the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee’s Service as an Employee or Consultant, as the case may be, at any time.
11.	Notice of Sales Upon Disqualifying Disposition.
                              The Optionee shall dispose of the shares acquired pursuant to the Option only in accordance with the provisions of this Option Agreement. In addition, if the Notice designates this Option as an Incentive Stock Option, the Company-designated brokerage firm to which the acquired shares are initially transferred on behalf of the Optionee shall notify the Chief Financial Officer of the Company if the Optionee disposes of any of the shares acquired pursuant to the Option within one (1) year after the date the Optionee exercises all or part of the Option or within two (2) years after the Date of Option Grant. In the event the Optionee transfers the shares to another brokerage firm, the Optionee shall be required to notify the Chief Financial Officer of the Company of any such disposition of the acquired shares; provided, however, that the Company may permit the Optionee to satisfy such notification obligation by completing a survey sent to the Optionee each year properly reporting any such disposition of the shares. At any time during the one-year or two-year periods set forth above, the Company may also place a legend on any certificate representing shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. The obligation of the Optionee to notify the Company of any such transfer shall continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.
12.	Additional Terms Applicable to an Incentive Stock Option.
                              In the event this Option is designated an Incentive Stock Option in the Notice, the following terms and conditions shall also apply to the grant:
                              (a) This Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this option is exercised for one or more shares of stock: (A) more than three (3) months after the date the Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date the Optionee ceases to be an Employee by reason of Permanent Disability.

                              (b) No installment under this Option shall qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) the aggregate Fair Market Value (determined at the Date of Option Grant) of the shares of Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Stock or other securities for which this Option or any other Incentive Stock Options granted to the Optionee prior to the Date of Option Grant (whether under the Plan or any other option plan of the Participating Company Group) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this Option shall nevertheless become exercisable for the excess shares in such calendar year as a Nonstatutory Stock Option.
                              (c) Should the exercisability of this Option be accelerated upon a Change in Control or a Termination After Change in Control, then this Option shall qualify for favorable tax treatment as an Incentive Stock Option only to the extent the aggregate Fair Market Value (determined at the Date of Option Grant) of the shares of Stock for which this Option first becomes exercisable in the calendar year in which the Change in Control occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Stock or other securities for which this Option or one or more other Incentive Stock Options granted to the Optionee prior to the Date of Option Grant (whether under the Plan or any other option plan of the Participating Company Group) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control, the Option may nevertheless be exercised for the excess shares in such calendar year as a Nonstatutory Stock Option.
                              (d) Should the Optionee hold, in addition to this Option, one or more other options to purchase shares of Stock which become exercisable for the first time in the same calendar year as this Option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Stock Options, this Option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.
                              (e) If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 12, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option. (NOTE TO OPTIONEE: If the aggregate Exercise Price of the Option (that is, the Exercise Price multiplied by the Number of Option Shares) plus the aggregate exercise price of any other Incentive Stock Options you hold (whether granted pursuant to the Plan or any other stock option plan of the Participating Company Group) is greater than $100,000, you should contact the Chief Financial Officer of the Company to ascertain whether the entire Option qualifies as an Incentive Stock Option.)

13.	Miscellaneous Provisions.
                              13.1 Binding Effect. Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
                              13.2 Termination or Amendment. The Board may terminate or amend the Plan or the Option at any time; provided, however, that except as provided in Section 8.2 in connection with a Change in Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation or is required to enable the Option, if designated an Incentive Stock Option in the Notice, to qualify as an Incentive Stock Option. No amendment or addition to this Option Agreement shall be effective unless in writing.
                              13.3 Notices. Any notice required or permitted hereunder shall be given in writing (except to the extent that electronic notice is authorized by the Company) and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.
                              13.4 Integrated Agreement. The Notice and this Option Agreement constitute the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.
                              13.5 Applicable Law. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.
                              13.6 Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.